Exhibit 99.2

AngioSoma, Inc. Adds David Croom As Executive Vice President

Croom’s experience in finance, sales, and operations will play a key role in the growth of AngioSoma.

RICHLAND, WASH.

AngioSoma, Inc. (OTCBB: SOAN) has hired David Croom as an Executive Vice President. Mr. Croom brings decades of experience in finance, sales, and operations to the AngioSoma team.  In this role, he will have both an operational and a sales role.

Headquartered in Richland, Washington, AngioSoma, Inc. is a fast-growing company focused on providing medical research, development, and treatments for the potential curing of disease. With a mission to “improve the human condition and fight disease,” AngioSoma is at the forefront of medical research, technology, and education.

“David Croom’s background and experience working with public and private companies adds another layer of expertise to our team,” said James C. Katzaroff, President and CEO, AngioSoma, Inc. “As a company that is focused on the curing of disease, we understand how critical it is to arm medical professionals with both the education and the tools they need to stop the progression of and potential curing of challenging diseases, including our current focus on Multiple Sclerosis.  Mr. Croom understands what we need to do reach our goals and is poised to help us at every step of the way.”

As an executive management leader and entrepreneur, Mr. Croom has broad experience with business processes.  Leveraging 30+ years of experience in both large and small companies gives Croom a unique perspective with respect to the regulatory, financial, operational, and personnel-related issues faced by public companies.  Mr. Croom is an effective networker and speaker who has consistently worked with everyone from Wall Street to Main Street.

“I am excited to use my high level operational and project management experience to advance AngioSoma’s efforts in the research, development, and deployment of medical solutions focused on the auto-immune system,” said David Croom.  “By working together, we anticipate being able to assist in changing the trajectory of Multiple Sclerosis and other diseases.”

NOTICE REGARDING FORWARD LOOKING STATEMENTS

This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements that include the words believes, expects, anticipate or similar expressions. Such forward-looking statements involve known and unknown risks, and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements. In addition, description of anyone’s past success is no guarantee of future success. This news release speaks as of the date first set forth above and the company assumes no responsibility to update the information included herein for events occurring after the date hereof.

About AngioSoma, Inc.

AngioSoma, Inc., is an American biotechnology company originally organized in 2011, headquartered in Houston, Texas with offices in the State of Washington, focused on developing innovative therapies for people with serious and life-threating rare disorders. The Company patented and sold for $10 million of preferred shares a treatment for peripheral artery disease (PAD) called LiprostinTM followed by acquiring an exclusive license for a patented method of treating neurodegenerative diseases such as Multiple Sclerosis by administering a synergistically effective amount of the composition to an individual suffering from neurodegeneration and treating neurodegeneration. We are in discussions with several contract research organizations to assist with our submission of new drug application for global marketing.

CONTACT:

Brooke Greenwald

Cornerstone Communications, LTD

brooke@cornerstonepr.net

(240) 360-0866